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Registration  No.  33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-8/A


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          THE BAUER PARTNERSHIP, INC.
                         ------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                                     88-0429812
------------------------------                  ----------------------
(STATE  OR  OTHER  JURISDICTION                     (IRS  EMPLOYER
      OF  INCORPORATION)                          IDENTIFICATION  NO.)

300  PARK  AVENUE,  SUITE  1700,  NEW  YORK,  NEW  YORK      10022
-------------------------------------------------------    -----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

                           STOCK ISSUANCE PURSUANT TO
    THE BAUER PARTNERSHIP, INC. AMENDED 2003 NON-QUALIFIED STOCK OPTION PLAN
                               AND LEGAL SERVICES
--------------------------------------------------------------------------------
                            (FULL TITLE OF THE PLAN)


                                                         COPY  TO:
RONALD  J.  BAUER                           DAVID  M.  LOEV,  ATTORNEY AT LAW
THE  BAUER  PARTNERSHIP,  INC.              2777  ALLEN  PARKWAY
300  PARK  AVENUE,  SUITE  1700             SUITE  1000
NEW  YORK,  NEW  YORK  10022                HOUSTON,  TEXAS  77019
(212)  572-6276                             (713)  524-4110
NAME,  ADDRESS  AND  TELEPHONE
(NUMBER  OF  AGENT  FOR  SERVICE)


     APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                        CALCULATION OF REGISTRATION FEE
========================================================================================================
                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT OF
 TITLE OF SECURITIES      AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION
 TO BE REGISTERED          REGISTERED             SHARE (1)                PRICE                FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.001
par value                   15,500,000              $.0365                $565,750             $52.05

---------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the closing bid and asked price as reported on the Nasdaq Electronic Bulletin Board on January 23, 2003.

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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


ITEM  1.     PLAN  INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM  2.     REGISTRATION  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.










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                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended September 30, 2002.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES

COMMON  STOCK

     GENERAL.  The  Company  is authorized to issue 200,000,000 shares of Common
Stock,  $.001  par  value  per  share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     DIVIDEND POLICY. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

     Legal counsel for the Registrant is the owner of 589,500 shares of the restricted common stock and 540,000 shares of free-trading common stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest


                                      II-1

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of  the  corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to which the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM  8.     EXHIBITS

4.1     The Bauer Partnership, Inc. Amended 2003 Non-Qualified Stock Option Plan
5.1 Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered
23.1    Consent  of  David  M.  Loev, Attorney at Law (included in Exhibit 5.1)
23.2    Consent  of  Malone  &  Bailey,  PLLC

ITEM  9.     UNDERTAKINGS

     (a)     The  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-2

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     (c)     Insofar  as  indemnification  for  liabilities  arising  under  the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 24th day of January, 2003.

                              THE  BAUER  PARTNERSHIP,  INC.


                              BY:  /s/  Ronald  J.  Bauer
                             ----------------------------------------------
                              Ronald  J.  Bauer,  Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURES                   TITLE                             DATE
     ----------                  -----                              ----


/s/  Ronald J. Bauer       (Principal  Executive  Officer)   January  24,  2003
-----------------------
 Ronald  J.  Bauer

/s/  Ronald  J.  Bauer     (Principal  Financial  and         January  24, 2003
-----------------------      Accounting Officer)
Ronald  J.  Bauer


                                      II-3


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